                                                                      EXHIBIT 12

                             THE WISER OIL COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                        FIRST QUARTER  YEARS ENDED DECEMBER 31,
                                        ------------- --------------------------
                                         1997   1996    1996     1995     1994
                                        ------ ------ -------- -------- --------
Income before income taxes............. $8,230 $2,216 $ 10,500 $  5,981 $  9,432
Add fixed charges-- interest expense...  1,264  1,360    5,452    5,618    3,907
                                        ------ ------ -------- -------- --------
Adjusted earnings...................... $9,494 $3,576 $ 15,952 $ 11,599 $ 13,339
                                        ====== ====== ======== ======== ========
Fixed charge coverage..................   7.5x   2.6x     2.9x     2.1x     3.4x
                                        ====== ====== ======== ======== ========

                             THE WISER OIL COMPANY
                COMPUTATION OF RATIO OF EBITDAX TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                 FIRST QUARTER     YEARS ENDED DECEMBER 31,
                                 ---------------  ----------------------------
                                  1997     1996     1996      1995      1994
                                 -------  ------  --------  --------  --------
Net income...................... $ 6,141  $1,511  $  6,428  $  2,193  $  8,988
Add (deduct):
  Income tax expense............   2,089     705     4,072     3,788       444
  Interest expense..............   1,264   1,360     5,452     5,618     3,907
  Depreciation, depletion and
   amortization.................   5,767   4,954    19,653    19,778    18,313
  Exploration costs.............     621   1,266     4,176     5,801     4,130
  Property impairments..........     --      --     12,112     4,893       --
  Marketable security sales
   gains........................  (1,813) (2,005)  (12,977)  (13,101)   (7,475)
  Dividends and interest........    (121)   (212)     (683)   (1,241)   (1,641)
                                 -------  ------  --------  --------  --------
  EBITDAX....................... $13,948  $7,579  $ 38,233  $ 27,729  $ 26,666
                                 =======  ======  ========  ========  ========
  Fixed charges--interest ex-
   pense........................ $ 1,264  $1,360  $  5,452  $  5,618  $  3,907
                                 =======  ======  ========  ========  ========
  Fixed charge coverage.........   11.0x    5.6x      7.0x      4.9x      6.8x
                                 =======  ======  ========  ========  ========

                             THE WISER OIL COMPANY
                 COMPUTATION OF RATIO OF TOTAL DEBT TO EBITDAX
                             (DOLLARS IN THOUSANDS)

                                                      YEARS ENDED DECEMBER
                                       FIRST QUARTER           31,
                                       ------------- -------------------------
                                        1997   1996   1996     1995     1994
                                       ------ ------ -------  -------  -------
Net income............................               $ 6,428  $ 2,193  $ 8,988
Add (deduct):
  Income tax expense..................                 4,072    3,788      444
  Interest expense....................                 5,452    5,618    3,907
  Depreciation, depletion and amorti-
   zation.............................                19,653   19,778   18,313
  Exploration costs...................                 4,176    5,801    4,130
  Property impairments................                12,112    4,893      --
  Marketable security sales gains.....               (12,977) (13,101)  (7,475)
  Dividends and interest..............                  (683)  (1,241)  (1,641)
                                                     -------  -------  -------
  EBITDAX                                            $38,233  $27,729  $26,666
                                                     =======  =======  =======
Total Debt:
  Current portion of long term debt...               $   --   $    20  $    78
  Long term debt......................                78,654   74,171   78,013
                                                     -------  -------  -------
   Total debt.........................               $78,654  $74,191  $78,091
                                                     =======  =======  =======
Ration of total debt to EBITDAX.......    N/A    N/A    2.1x     2.7x     2.9x
                                       ====== ====== =======  =======  =======